Exhibit 99.1

Harrow Health Announces Record First Quarter 2021 Financial Results

Highlights for First Quarter 2021:

●	Revenues of $15.4 million, a 31% increase compared with $11.8 million for prior year;
●	Adjusted EBITDA(1), a non-GAAP measure, reached a new high of $4.3 million, compared with $0.4 million for prior year;
●	Segment contribution from ImprimisRx increased to $5.7 million for the first quarter of 2021;
●	Commissions from DEXYCU® sales increased to $485,000, a 39% increase over fourth quarter 2020;
●	GAAP operating income increased to $2.9 million compared with an operating loss of $0.6 million for prior year; and
●	Gross margins increased to 75.6%, compared to 69% for prior year.

NASHVILLE, Tenn., May 11, 2021 – Harrow Health, Inc. (NASDAQ: HROW), an ophthalmic-focused healthcare company, today announced record results for the first quarter ended March 31, 2021. The Company also posted its first quarter Letter to Stockholders to the “Investors” section of its website, harrowinc.com.

Commenting on the Company’s first quarter financial performance, Mark L. Baum, CEO of Harrow Health, said, “The first quarter of 2021 was the best financial quarter in Harrow Health’s history. However, our financial performance is only part of the story – the first quarter was also outstanding in terms of our success in customer growth, product development, enhancing operating efficiencies, and the advancement of our longer-term strategic goals. The number of product units we distributed during the first quarter increased 25% over the prior-year quarter, and commercial sales under our DEXYCU contract, which began in mid-2020, increased 39% over the fourth quarter of 2020. In addition, we have a robust acquisition pipeline, and our ability to raise over $75 million over the last couple of months has significantly improved our capital base, ensuring that we have adequate liquidity and the financial flexibility to not only pursue additional acquisitions and transactions, but also to meet future challenges.

“Thanks to the dedication of the entire Harrow family of employees, the underlying fundamentals for our eyecare-focused business and the financial and operational momentum we have built during the last three quarters hold great promise for Harrow Health. In addition, I anticipate that pent-up demand for ophthalmic procedures that were delayed due to COVID-19 will result in increased revenues for our customers — which will result in increased revenues for Harrow. All these positive forces serve as the basis for our enthusiasm for the remainder of 2021 as we demonstrate the earnings capability of incremental revenue growth in the business.”

(1) A reconciliation of all non-GAAP financial results can be found later in this release.

Conference Call and Webcast

The Company’s management team will host a conference call and live webcast today at 4:45 p.m. Eastern time to discuss the results and provide a business update. To participate in the call, see details below:

Conference Call Details:
Date:	Tuesday, May 11, 2021
Time:	4:45 p.m. Eastern time
Participant Dial-in:	1-877-270-2148 (U.S.) 1-412-902-6510 (International)
Replay Dial-in (Passcode 10153709): (telephonic replay through May 18, 2021)	1-877-344-7529 (U.S.) 1-412-317-0088 (International)
Webcast: (online replay through August 11, 2021)	harrowinc.com

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HROW Announces First Quarter 2021 Financial Results

May 11, 2021

About Harrow Health

Harrow Health, Inc. (NASDAQ: HROW) is an ophthalmic-focused healthcare company. The Company owns ImprimisRx, the nation’s leading ophthalmology outsourcing and pharmaceutical compounding business, and Visionology, a direct-to-consumer eye care subsidiary focused on chronic eye disease. Harrow Health also holds large equity positions in Eton Pharmaceuticals, Surface Ophthalmics and Melt Pharmaceuticals, all of which started as Harrow Health subsidiaries. Harrow Health also owns royalty rights in four clinical stage drug candidates being developed by Surface Ophthalmics and Melt Pharmaceuticals. For more information about Harrow Health, please visit the Investors section of the corporate website, harrowinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include the impact of the COVID-19 pandemic and any future health epidemics on our financial condition, liquidity and results of operations; our ability to make commercially available our compounded formulations and technologies in a timely manner or at all; market acceptance of the Company’s formulations and challenges related to the marketing of the Company’s formulations; risks related to our compounding pharmacy operations; our ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of our formulations; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for our technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Harrow Health’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow Health undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Jamie Webb, Director of Communications and Investor Relations

jwebb@harrowinc.com

615-733-4737

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HROW Announces First Quarter 2021 Financial Results

May 11, 2021

HARROW HEALTH, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2021	2020
Total revenues	$15,443	$11,817
Cost of sales	(3,770)	(3,626)
Gross profit	11,673	8,191
Selling, general and administrative	(8,164)	(8,416)
Research and development	(592)	(403)
Total operating expenses	8,756	8,819
Income (loss) from operations	2,917	(628)
Total other expense, net	(2,700)	(12,295)
Income taxes	-	-
Net income (loss), including noncontrolling interests	$217	$(12,923)
Net loss attributable to noncontrolling interests	-	16
Net income (loss) attributable to Harrow Health, Inc.	$217	$(12,907)
Net income (loss) per share of common stock, basic	$0.01	$(0.50)
Net income (loss) per share of common stock, diluted	$0.01	$(0.50)

HARROW HEALTH, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(in thousands)

	For the Three Months Ended March 31,
	2021	2020
GAAP net income (loss)	$217	$(12,907)
Stock-based compensation and expenses	855	533
Interest expense, net	513	560
Income taxes	-	-
Depreciation	464	448
Amortization of intangible assets	40	45
Investment losses, net	4,154	11,735
Gain on forgiveness of debt (1)	(1,967)	-
Adjusted EBITDA	$4,276	$414

(1)	Gain on forgiveness of Paycheck Protection Program loan administered by the U.S. Small Business Administration.

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